Exhibit 99.2

Release: May 15, 2023

CPKC releases selected combined historical data; begins reporting consolidated weekly data

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today released selected combined historical financial information for the year ended Dec. 31, 2022 and the first quarter of 2023 reflecting CPKC results as if the merger between Canadian Pacific and Kansas City Southern had occurred as at Jan. 1, 2022.

This information has been furnished on a current report on Form 8-K with the United States Securities and Exchange Commission and applicable securities commissions and regulatory authorities in Canada (filed as an "Other" document on SEDAR). Additionally, CPKC released certain additional combined historical data related to operating metrics and historical revenue performance, available on CPKC’s investor website (investor.cpkcr.com). Beginning today, CPKC will report its weekly key metrics on a consolidated basis.

This information is presented on a voluntary basis for illustrative purposes only. It is not intended to, and does not purport to, represent what the combined company’s actual results would have been if the transaction had occurred on the relevant date, and it is not intended to project the future results or financial condition that the combined company may achieve following the merger.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:
Media
mediarelations@cpkcr.com

Investment Community
Chris De Bruyn
403-319-3591
investor@cpkcr.com